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                                                                     Exhibit 7.2


                            STOCK PURCHASE AGREEMENT
                            ------------------------

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 16th day of April 2004, by and among IAN B. DAVIDSON and NANCY A. DAVIDSON whose address is 325 Flood Road, Great Falls, Montana 59404 (Ian B. Davidson and Nancy A. Davidson, collectively, "Sellers"), and RICHARD M. OSBORNE whose address is 8500 Station Street, Suite 113, Mentor, Ohio 44060 ("Purchaser").


                                   WITNESSETH
                                   ----------

     WHEREAS, Sellers jointly own 302,030 shares of Energy West Incorporated, a Montana corporation ("Energy West"); and

     WHEREAS, Sellers desire to sell and Purchaser desires to purchase 302,030 shares of Energy West owned by Sellers.

     NOW, THEREFORE, in consideration of the payments to be made by Purchaser to Sellers, the mutual covenants and conditions hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the hereto, intending to be legally bound, the parties agree as follows:

     1. PURCHASE OF STOCK; PAYMENT. Sellers will sell and Purchaser will purchase 302,030 shares of common stock of Energy West owned by Sellers (the "Shares"). The purchase price for the Shares shall be Three Million Twenty Thousand Three Hundred Dollars ($3,020,300) (the "Purchase Price") payable in cash at Closing (as defined herein).

     2. METHOD OF PAYMENT. The method of payment shall be delivery versus payment. At Closing, Sellers shall cause their broker to transfer the Shares to DTC No. 0141, for further credit to Richard M. Osborne, Account No. XXXX-XXXX promptly following receipt of payment from Purchaser who shall have caused his broker to wire transfer the Purchase Price prior to 1 o'clock PM Mountain Daylight Time in immediately available funds to First Interstate Bank, 401 North 31st Street, Billings, Montana 59101. ABA # 0929-01683 for the account of D.A. Davidson & Co. Account #XXXXXXX to the further credit of Ian B. and Nancy A. Davidson Account #XXXXXXXX-X. In any event, Seller shall make and issue instructions through its broker to DTC for the transfer of the Shares to the Purchaser on the same calendar day the wire transfer of the Purchase Price is sent by the Purchaser to the Sellers.


     3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby warrant and represent:


          (a) Sellers are the owners of the Shares, there are no restrictions on transfer of the Shares, and such Shares are not subject to any mortgage, pledge, encumbrance, security interest or other lien.
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          (b)  Sellers are not a party to any agreement, written or oral, creating rights in respect to the Shares in any third person or relating to the voting of the Shares.

          (c) There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature calls or rights to subscribe of any character relating to the Shares.

          (d)  Upon Sellers' receipt of the full purchase price described in
               Section 1, Seller will transfer all right, title and interest in the Shares by effecting delivery of the Shares to Purchaser pursuant to Section 2 free and clear of any liens or encumbrances.

          (e) This Agreement is a legal, valid and binding obligation of Sellers. Sellers have the authority to enter this Agreement and to perform their obligations under this Agreement. Sellers' sale of the Shares will not violate any agreement that is binding on Sellers.

     4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants:

          (a) Purchaser understand that the sale of the Shares is being conducted as a private transaction in order to qualify for an exemption from registration under Section 4 of the Securities Act of 1933, as amended (the "Securities Act") and in reliance upon the representations and warranties of the Purchaser contained within this Agreement.

          (b) Purchaser understands that the Shares cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available.

          (c) Purchaser is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

          (d) Purchaser is acquiring the Shares as a principal, in good faith, solely for his own account, for investment purposes only, and not with a view toward the distribution or resale thereof.

          (e) Purchaser is not purchasing the Shares as a result of or subsequent to any advertisement, leaflet, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting whose attendees had been invited by any general solicitation or advertising.

          (f) This Agreement is a legal, valid and binding obligation of Purchaser. Purchaser has the authority to enter into this Agreement and to perform his

                                       2

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               obligations under this Agreement. Purchaser's purchase of
               the Shares will not violate any agreement that is binding on Purchaser.

     5. CLOSING. The Closing of this Agreement and the transactions contemplated hereunder shall occur not later than April 16, 2004.

     6.   GENERAL PROVISIONS.

          (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

          (b) SECTIONS AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          (c) GOVERNING LAW. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Ohio.



                           [Intentionally Left Blank]




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     (j)  COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will be collectively one agreement. Execution may be affected by delivery of facsimiles of signature pages, followed by delivery of originals of such pages.

     IN WITNESS WHEREOF, this Agreement has bee executed by the parties hereto on the date first above written.



SELLERS:                                PURCHASER:

/s/ Ian B. Davidson                     /s/ Richard M. Osborne
-------------------                     ----------------------
Ian B. Davidson                         Richard M. Osborne


/s/ Nancy Davidson
-------------------
Nancy Davidson